UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 17, 2006


                        AUSTRALIAN OIL & GAS CORPORATION
                        --------------------------------
               (Exact Name of Registrant as Specified in Charter)


         Delaware                     000-26721                  84-1379164
 ---------------------------          ----------               ---------------
(State or Other Jurisdiction         (Commission              (I.R.S. Employer
     of Incorporation)               File Number)            Identification No.)


2480 North Tolemac Way, Prescott, Arizona                 86305
-----------------------------------------                --------
(Address of Principal Executive Offices)                (Zip Code)



       Registrant's telephone number, including area code: (928) 778 1450


          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.
            ---------------------------------------------------

On April 12, 2006, Australian Oil & Gas Corporation (AOGC) completed the acquisitions of each of Nations Natural Gas Pty Ltd (Nations) and Alpha Oil & Natural Gas Pty Ltd (Alpha), both companies incorporated in Australia. A director of AOGC, Mr EG Albers, is also a director and or shareholder of each of the vendors of shares in Nations and Alpha.

The acquisition of Nations was made in order to cost-effectively acquire a 30% interest in the four permits of the National Gas Consortium, being permits, NT/P62, NT/P63, NT/P64 and NT/P65. The shareholders of Nations shall receive 2,100,001 shares of common stock in AOGC and AUD$50,000 as consideration for Nations.

The Permits of the National Gas Consortium are located in the Australian sector of the eastern Timor Sea, offshore from the Northern Territory, and cover a total area of approximately 14,875 km(2) (3,674,125 acres) . The Timor Sea covers a huge area underlain by sedimentary basins with potential for new hydrocarbon discoveries. The region has a long history of discovery and has now become the focus for domestic and international petroleum exploration and development activities. There have been numerous oil and wet gas discoveries to the north west of the permits, including the Laminaria, Corallina and Bayu-Undan fields, and the giant gas fields of Greater Sunrise, Evans Shoal Caldita and Lyndoch are to the north east of the permits.

The Timor Sea is a major emerging oil and gas province, with a developing emphasis in gas processing for the export market. Discoveries made over the past few years are expected to lead to the area providing substantial production and revenue, through value-added gas projects covering a wide spectrum of gas to liquids processes and technologies.

With regard to the interest in the National Gas Consortium, Mr. Albers, a director of AOGC, is a director and shareholder in each of National Oil & Gas Pty Ltd, Australian Natural Gas Pty Ltd and Nations. These companies are the members of the National Gas Consortium.

The acquisition of Alpha was made in order to cost-effectively acquire a 20% interest in the Browse Joint Venture, being permits, WA-332-P, WA-333-P and WA-342-P. The shareholders of Alpha shall receive 2,000,002 shares of common stock in AOGC and the payment of AUD$100,000. Prior to the agreement between AOGC and Alpha being finalized, Alpha (with the approval of AOGC) sold its 20% interest in WA-341-P for an amount substantially in excess of book value. The settlement funds have been received by Alpha and are incorporated in settlement funds available to AOGC through its new wholly owned subsidiary, Alpha.

The Permits of the Browse Joint Venture are contiguous and are located in the offshore Browse Basin and cover a total area of 9,460 km(2) (2,336,620 acres). The Browse Basin region, off the coast of Western Australia, has a 40-year history of exploration. It is a proven major hydrocarbon province and it forms a part of the extensive series of continental margin sedimentary basins that, together, comprise the North West Shelf hydrocarbon province of Australia. The Browse Basin has been host to a series of major gas, gas condensate and oil discoveries which began with the 1971 discovery at Scott Reef-1. The Browse Basin is currently the focus for two proposals to establish new LNG export facilities; one by Woodside Energy Ltd in relation to the Scott Reef/Brecknock complex and the other by Inpex Corporation in relation to the Ichthys complex. The Browse Joint Venture permits are presently lightly explored. There is one well on the boundary of WA-332-P (Prudhoe-1), one well in WA-333-P (Rob Roy-1), and a total of fourteen wells in WA-342-P, mostly associated with the undeveloped Cornea oil and gas accumulation. The Browse Joint Venture has recently completed the shooting of approximately 1700 line kilometers of new 2D seismic survey over these Browse Joint venture permits.

With regard to the various interests in the Browse Joint Venture, Mr. Albers is a director and shareholder in each of Batavia Oil & Gas Pty Ltd (Batavia) and Exoil Limited (Exoil), the parent company of Hawkestone Oil Pty Ltd (Hawkestone). He is also a major shareholder in and a director of Alpha and a shareholder of Goldsborough Limited, the parent of Goldsborough Energy Pty Ltd (Goldsborough). Mr. Mark A Muzzin, a director of AOGC, is a shareholder in Exoil and is a director of Goldsborough. Batavia, Hawkestone, Alpha and Goldsborough are collectively the holders of the Browse Joint Venture.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             AUSTRALIAN OIL & GAS CORPORATION

Date: April 17, 2006                     By: /s/ E. Geoffrey Albers
                                             ---------------------------------
                                             E. Geoffrey Albers
                                             President